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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                          First Sierra Financial, Inc.
               --------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.01 par value per share
               --------------------------------------------------
                         (Title of Class of Securities)


                                   335944104
               --------------------------------------------------
                                 (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 335944104

1.  NAME OF REPORTING PERSON
    Oren M. Hall

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Not Applicable

-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]
                                                        (b) [ ]
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3.  SEC USE ONLY



-------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S. Citizen

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  NUMBER OF    |    5.  SOLE VOTING POWER
               |
    SHARES     |        500,000
               |    -----------------------------------------------------------
 BENEFICIALLY  |    6.  SHARED VOTING POWER
               |
   OWNED BY    |        -0-
               |    -----------------------------------------------------------
     EACH      |    7.  SOLE DISPOSITIVE POWER
               |
   REPORTING   |        500,000
               |    -----------------------------------------------------------
    PERSON     |    8.  SHARED DISPOSITIVE POWER
               |
     WITH      |        -0-
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    500,000
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    6.1%
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12. TYPE OF REPORTING PERSON*

    IN


                                      -2-

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Item 1(a)      Name of Issuer:

               First Sierra Financial, Inc.
-------------------------------------------------------------------------------
Item 1(b)      Address of Issuer's Principal Executive Offices:

               600 Travis Street
               Houston, Texas 77002
-------------------------------------------------------------------------------
Item 2(a)      Name of Person Filing:


               Oren M. Hall
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Item 2(b)      Address of Principal Business Office:

               8930 Chatsworth Drive
               Houston, Texas 77024
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Item 2(c)      Citizenship:


               U.S. Citizen
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Item 2(d)      Title of Class of Securities:

               Common Stock, $0.01 par value
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Item 2(e)      CUSIP Number:

               335944104
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Item 3.        If this statement is filed pursuant to Rules 13d-1(b), or
               13d-2(b), check whether the person filing as a:

               Not Applicable
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Item 4(a)      Amounts Beneficially Owned:

               500,000
-------------------------------------------------------------------------------
Item 4(b)      Percent of Class:

               6.1%
-------------------------------------------------------------------------------
Item 4(c)      Number of shares as to which such person has:

               (i)      sole power to vote or to direct the vote:      500,000


               (ii)     shared power to vote or to direct the            -0-
                        vote:

               (iii)    sole power to dispose or to direct the         500,000
                        disposition of:

               (iv)     shared power to dispose or to direct the         -0-
                        disposition of
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Item 5.        Ownership of Five Percent of Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]


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Item 6        Ownership of More than Five Percent on Behalf of Another
              Person:

              Not Applicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
              Company:

              Not Applicable


Item 8        Identification and Classification of Members of the Group:

              Not Applicable


Item 9        Notice of Dissolution of Group:

              Not Applicable


Item 10       Certification:

              By signing below I certify that, to the best of my knowledge and belief the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Dated: February 13, 1998




                                  /s/ OREN M. HALL
                                  --------------------
                                       Oren M. Hall